Exhibit 99.1

July 19, 2024
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 952.745.2766
Media: Tracy Pesho (corpmedia@huntington.com), 216.276.3301

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2024 SECOND-QUARTER EARNINGS
Q2 Results Highlighted by Expansion of Net Interest Income and Fee Revenues, Accelerating Loan and Deposit Growth, and Strong Credit Quality

2024 Second-Quarter Highlights:
•Earnings per common share (EPS) for the quarter were $0.30, higher by $0.04 from the prior quarter, and lower by $0.05 from the year-ago quarter.
•Net interest income increased $25 million, or 2%, from the prior quarter, and decreased $34 million, or 3%, from the year-ago quarter.
•Noninterest income increased $24 million, or 5%, from the prior quarter, to $491 million.
•Cash and cash equivalents and available contingent borrowing capacity totaled $95 billion at June 30, 2024, and represented 204% of estimated uninsured deposits.
•Average total deposits increased $2.9 billion, or 2%, from the prior quarter and $8.0 billion, or 6%, from the year-ago quarter.
◦Ending total deposits increased $1.1 billion, or 1%, from the prior quarter and $6.3 billion, or 4%, from the year-ago quarter.
•Average total loans and leases increased $1.4 billion, or 1%, from the prior quarter to $123.4 billion, and increased $2.0 billion, or 2%, from the year-ago quarter.
◦Average consumer loans increased $757 million and average commercial loans and leases increased $689 million from the prior quarter.
◦Ending total loans increased $1.7 billion, or 1% from the prior quarter and $3.2 billion, or 3%, from the year-ago quarter.
•Net charge-offs of 0.29% of average total loans and leases for the quarter.
•Nonperforming asset ratio of 0.63% at quarter end.
•Allowance for credit losses (ACL) of $2.4 billion, or 1.95% of total loans and leases, at quarter end.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.4%, at June 30, 2024, up from 10.2% in the prior quarter. Adjusted Common Equity Tier 1, including the effect of AOCI, was 8.6%, up from 8.5% in the prior quarter.
•Tangible common equity (TCE) ratio of 6.0%, stable from the prior quarter and up from 5.8% a year ago.
•Tangible book value per share of $7.89, up $0.12 or 2% from the prior quarter and $0.56 or 8% from a year ago.

•Huntington completed a $478 million Credit Linked Note ("CLN") transaction during the second quarter related to an approximately $4 billion reference pool of on-balance sheet prime indirect auto loans as part of the company's capital optimization strategy. The transaction reduced risk-weighted assets by approximately $3.0 billion, representing a 76% reduction in the risk-weighting on the selected pool of assets.
•Huntington was recognized by Freddie Mac as a 2024 Home Possible RISE (Recognizing Individuals for Sustained Excellence) Award Winner for excellence with Freddie Mac's affordable lending solutions.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2024 second quarter of $474 million, or $0.30 per common share, an increase of $55 million, or $0.04, from the prior quarter, and a decrease of $85 million, or $0.05, from the year-ago quarter.
Return on average assets was 0.98%, return on average common equity was 10.4%, and return on average tangible common equity (ROTCE) was 16.1%.
CEO Commentary:
“Our second quarter results were highlighted by an expansion in revenue from the prior quarter, including in both net interest income and noninterest income,” said Steve Steinour, chairman, president, and CEO. “We delivered accelerated loan growth in the quarter and continued our trend of increasing deposit balances.

"Huntington is operating from a position of strength given the disciplined management actions the company has sustained over many years. Our liquidity and capital profile is robust and supports our continued focus on executing organic growth initiatives. This proactive approach allows us to support our clients and expand our banking relationships. Over the past three quarters we have invested considerably into numerous new revenue producing opportunities, and these investments are delivering organic growth trends."

"Credit quality continued to perform very well in the quarter and we were pleased with the recent CCAR stress test results which were highlighted by our top quartile performance for stressed credit losses. For nearly a decade Huntington has maintained CCAR credit loss estimates in the top quartile compared to peers with low relative loss estimates. This demonstrates the benefit of our consistent management of our aggregate moderate-to-low risk appetite."

"We are focused on delivering on our long-term strategic goals. Our solid capital levels and robust liquidity profile enable us to continue to deliver accelerated loan growth. This outlook is supported by both our existing and new teams across the company and is expected to drive higher revenues over the second half of the year, with continued momentum into 2025 and beyond."

Table 1 – Earnings Performance Summary

	2024		2023
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$474	$419	$243	$547	$559
Diluted earnings per common share	0.30	0.26	0.15	0.35	0.35

Return on average assets	0.98%	0.89%	0.51%	1.16%	1.18%
Return on average common equity	10.4	9.2	5.2	12.4	12.7
Return on average tangible common equity	16.1	14.2	8.4	19.5	19.9
Net interest margin	2.99	3.01	3.07	3.20	3.11
Efficiency ratio	60.8	63.7	77.0	57.0	55.9

Tangible book value per common share	$7.89	$7.77	$7.79	$7.12	$7.33
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$178,062	$173,764	$171,360	$170,948	$174,909
Average loans and leases	123,376	121,930	121,229	120,784	121,345
Average core deposits	147,393	144,960	144,384	143,110	140,736

Tangible common equity / tangible assets ratio	6.0%	6.0%	6.1%	5.7%	5.8%
Common equity Tier 1 risk-based capital ratio (1)	10.4	10.2	10.2	10.1	9.8

NCOs as a % of average loans and leases	0.29%	0.30%	0.31%	0.24%	0.16%
NAL ratio	0.59	0.58	0.55	0.49	0.42
ACL as a % of total loans and leases	1.95	1.97	1.97	1.96	1.93
(1)June 30, 2024 figure is estimated.
Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended June 30, 2024			$474	$0.30
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	$(6)	$(5)	—

Three Months Ended March 31, 2024			$419	0.26
•	FDIC DIF special assessment (3)	$(32)	$(25)	$(0.02)
•	Staffing efficiencies expense (4)	(7)	(5)	—

Three Months Ended December 31, 2023			$243	$0.15
•	FDIC DIF special assessment (3)	$(214)	$(169)	$(0.11)
•	Staffing efficiencies and corporate real estate consolidation expense (4)	(12)	(9)	(0.01)

(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)The fourth quarter of 2023 included the initial estimate of the FDIC DIF special assessment, related to 2023 FDIC closures. The first and second quarters of 2024 included expense related to updated estimates on the uninsured deposit losses and recoverable assets. The expense is recorded in deposit and other insurance expense.
(4)Staffing efficiencies includes severance expense recorded in personnel costs.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2024		2023
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,312	$1,287	$1,316	$1,368	$1,346	2%	(3)%
FTE adjustment	13	13	11	11	11	—	18
Net interest income - FTE	1,325	1,300	1,327	1,379	1,357	2	(2)
Noninterest income	491	467	405	509	495	5	(1)
Total revenue - FTE	$1,816	$1,767	$1,732	$1,888	$1,852	3%	(2)%

	2024		2023
	Second	First	Fourth	Third	Second	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.62%	5.54%	5.47%	5.39%	5.13%	8	49
Total loans and leases	6.01	5.92	5.82	5.76	5.51	9	50
Total securities	4.29	4.19	4.23	4.15	3.82	10	47
Total interest-bearing liabilities	3.34	3.23	3.09	2.88	2.66	11	68
Total interest-bearing deposits	2.94	2.85	2.71	2.45	2.06	9	88

Net interest rate spread	2.28	2.31	2.38	2.51	2.47	(3)	(19)
Impact of noninterest-bearing funds on margin	0.71	0.70	0.69	0.69	0.64	1	7
Net interest margin	2.99%	3.01%	3.07%	3.20%	3.11%	(2)	(12)
See Page 9 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2024 second quarter decreased $32 million, or 2%, from the 2023 second quarter. The results primarily reflect a 12 basis point decrease in the net interest margin (NIM) to 2.99% and a $7.8 billion, or 6%, increase in average interest-bearing liabilities, partially offset by a $3.2 billion, or 2%, increase in average earning assets. The lower NIM was primarily driven by higher cost of funds given the higher interest rate environment as well as $13.0 billion in average interest-bearing deposit growth, partially offset by higher loan and lease and investment security yields.
Compared to the 2024 first quarter, FTE net interest income increased $25 million, or 2%, driven by an increase average earnings assets of $4.3 billion, or 2%, partially offset by an increase in average interest-bearing liabilities of $4.4 billion, or 3%. The NIM decreased 2 basis points during the quarter driven by higher average interest bearing deposits held at the Federal Reserve Bank.

Table 4 – Average Earning Assets

	2024		2023
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$51.7	$50.6	$49.9	$49.4	$50.2	2%	3%
Commercial real estate	12.2	12.6	12.6	13.0	13.3	(3)	(9)
Lease financing	5.1	5.1	5.1	5.1	5.2	—	(2)
Total commercial	69.0	68.3	67.6	67.5	68.7	1	—
Residential mortgage	23.9	23.7	23.6	23.3	22.8	1	5
Automobile	13.0	12.6	12.6	12.7	12.9	3	—
Home equity	10.1	10.1	10.1	10.1	10.2	—	(1)
RV and marine	6.0	5.9	5.9	5.8	5.5	1	9
Other consumer	1.5	1.4	1.4	1.4	1.3	4	13
Total consumer	54.4	53.7	53.7	53.3	52.7	1	3
Total loans and leases	123.4	121.9	121.2	120.8	121.3	1	2
Total securities	43.0	41.6	39.5	40.0	41.7	3	3
Interest-earning deposits with banks	11.1	9.8	10.0	9.5	11.3	14	(1)
Other earning assets	0.6	0.5	0.6	0.6	0.6	25	2
Total earning assets	$178.1	$173.8	$171.4	$170.9	$174.9	2%	2%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2024 second quarter increased $3.2 billion, or 2%, from the year-ago quarter, primarily reflecting a $2.0 billion, or 2%, increase in average total loans and leases and a $1.3 billion, or 3%, increase in total securities. Average loan and lease balance increases were led by growth in average consumer loans of $1.8 billion, or 3%, primarily driven by a $1.1 billion, or 5%, increase in average residential mortgage loans. Additionally, average commercial loans and leases increased by $267 million, primarily driven by a $1.5 billion, or 3%, increase in average commercial and industrial loans, partially offset by a $1.2 billion, or 9%, decrease in average commercial real estate loans.
Compared to the 2024 first quarter, average earning assets increased $4.3 billion, or 2%, primarily reflecting a $1.4 billion, or 1%, increase in average total loans and leases, a $1.4 billion, or 3%, increase in average securities, and a $1.4 billion, or 14%, increase in average interest-earning deposits with banks. Average loan and lease balance increases were driven by an increase in consumer loan balances of $757 million or 1%, primarily a result of an increase in auto loans. Commercial loans also increased $689 million or 1%, primarily due to an increase in commercial and industrial balances as a result of new initiatives, auto floorplan, and regional and business banking balances, partially offset by a decrease in commercial real estate balances.

Table 5 – Liabilities

	2024		2023
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$29.6	$29.9	$31.2	$32.8	$34.6	(1)%	(14)%
Demand deposits - interest-bearing	39.1	38.5	39.1	39.8	39.7	2	(2)
Total demand deposits	68.7	68.4	70.3	72.6	74.3	—	(8)
Money market deposits	48.3	46.1	44.0	41.4	38.8	5	25
Savings and other domestic deposits	16.4	16.6	16.9	17.8	18.8	(1)	(13)
Core certificates of deposit	14.0	13.9	13.1	11.3	8.8	1	59
Total core deposits	147.4	145.0	144.4	143.1	140.7	2	5
Other domestic deposits of $250,000 or more	0.4	0.4	0.4	0.4	0.3	(3)	40
Negotiable CDs, brokered and other deposits	5.7	5.3	4.8	4.6	4.6	8	27
Total deposits	$153.5	$150.7	$149.6	$148.1	$145.6	2%	6%

Short-term borrowings	$1.2	$1.3	$1.9	$0.9	$5.2	(7)%	(77)%
Long-term debt	15.1	13.8	12.2	13.8	16.3	10	(7)
Total debt	$16.3	$15.1	$14.1	$14.7	$21.5	9%	(24)%

Total interest-bearing liabilities	$140.3	$135.9	$132.6	$130.0	$132.5	3%	6%
Total liabilities	175.3	171.0	169.2	167.8	171.8	2	2

Period end balances:
Total core deposits	$147.5	$147.3	$145.5	$144.2	$142.9	—%	3%
Other deposits	6.9	5.9	5.7	4.7	5.1	15	33
Total deposits	$154.4	$153.2	$151.2	$148.9	$148.0	1%	4%
See Pages 6-7 of Quarterly Financial Supplement for additional detail.

Average total liabilities for the 2024 second quarter increased $3.4 billion, or 2%, from the year-ago quarter. Average total deposits increased $8.0 billion, or 6%, primarily driven by an increase in average total core deposits of $6.7 billion, or 5%. Average total debt decreased $5.1 billion, or 24%, as part of normal management of funding needs.
Compared to the 2024 first quarter, average total liabilities increased $4.2 billion, or 2%. Average total deposits increased $2.9 billion, or 2%, including average total core deposits increasing $2.4 billion, or 2%. Average total debt increased $1.3 billion, or 9%, primarily driven by the 2024 first quarter auto loan securitization transaction and higher FHLB advances outstanding.

Noninterest Income
Table 6 – Noninterest Income

	2024		2023
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$154	$146	$150	$152	$146	5%	5%
Wealth and asset management revenue	90	88	86	79	83	2	8
Customer deposit and loan fees	83	77	80	80	76	8	9
Capital markets and advisory fees	73	56	69	52	62	30	18
Leasing revenue	19	22	29	32	25	(14)	(24)
Mortgage banking income	30	31	23	27	33	(3)	(9)
Insurance income	18	19	19	18	18	(5)	—
Bank owned life insurance income	17	16	16	18	16	6	6
Gain on sale of loans	2	5	1	2	8	(60)	(75)
Net gains (losses) on sales of securities	—	—	(3)	—	(5)	—	NM
Other noninterest income	5	7	(65)	49	33	(29)	(85)
Total noninterest income	$491	$467	$405	$509	$495	5%	(1)%

Additional information:
Impact of mark-to-market on pay-fixed swaptions (other noninterest income)	$—	$—	$(74)	$33	$18	—	NM
NM - Not Meaningful

Total noninterest income for the 2024 second quarter decreased $4 million, or 1%, from the year-ago quarter. Capital markets and advisory fees increased $11 million, or 18%, due to higher merger and acquisition advisory service fees. Payments and cash management revenue increased by $8 million, or 5%, reflecting higher debit card transaction revenue and higher commercial treasury management revenue. Customer deposit and loan fees increased $7 million, or 9%, primarily due to higher deposit fees. Wealth and asset management revenue increased by $7 million, or 8%, reflecting higher fixed annuity commissions as well as higher assets under management. Offsetting these increases, other noninterest income decreased $28 million and gain on sale of loans decreased $6 million. Other noninterest income in the 2023 second quarter included an $18 million mark-to-market benefit on pay-fixed swaptions, while the 2024 second quarter included $9 million of contra-revenue related to premium costs and mark-to-market associated with credit risk transfer transactions, inclusive of the CLN transaction during the second quarter.
Total noninterest income increased $24 million, or 5%, to $491 million for the 2024 second quarter, compared to $467 million for the 2024 first quarter. Capital markets and advisory fees increased $17 million, or 30%, due to higher merger and acquisition advisory service fees. Payments and cash management revenue increased by $8 million, or 5%, reflecting higher debit card transaction revenue and higher commercial treasury management revenue. Customer deposit and loan fees increased $6 million, or 8%, due to higher deposit service charges and loan fees. Partially offsetting these increases, other noninterest income included a $7 million increase in contra-revenue related to premium costs and mark-to-market in the 2024 second quarter compared to the 2024 first quarter associated with credit risk transfer transactions, inclusive of the CLN transaction during the second quarter.

Noninterest Expense
Table 7 – Noninterest Expense

	2024		2023
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$663	$639	$645	$622	$613	4%	8%
Outside data processing and other services	165	166	157	149	148	(1)	11
Deposit and other insurance expense	25	54	234	25	23	(54)	9
Equipment	62	70	70	65	64	(11)	(3)
Net occupancy	51	57	65	67	54	(11)	(6)
Marketing	27	28	29	29	32	(4)	(16)
Professional services	26	25	35	27	21	4	24
Amortization of intangibles	12	12	12	12	13	—	(8)
Lease financing equipment depreciation	4	4	5	6	8	—	(50)
Other noninterest expense	82	82	96	88	74	—	11
Total noninterest expense	$1,117	$1,137	$1,348	$1,090	$1,050	(2)%	6%
(in thousands)
Average full-time equivalent employees	19.9	19.7	19.6	19.8	20.2	1%	(1)%

Table 8 - Impact of Notable Items

	2024		2023
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$—	$7	$2	$8	$—
Deposit and other insurance expense	6	32	214	—	—
Equipment	—	—	1	—	—
Net occupancy	—	—	8	7	—
Other noninterest expense	—	—	1	—	—
Total noninterest expense	$6	$39	$226	$15	$—
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2024		2023
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$663	$632	$643	$614	$613	5%	8%
Outside data processing and other services	165	166	157	149	148	(1)	11
Deposit and other insurance expense	19	22	20	25	23	(14)	(17)
Equipment	62	70	69	65	64	(11)	(3)
Net occupancy	51	57	57	60	54	(11)	(6)
Marketing	27	28	29	29	32	(4)	(16)
Professional services	26	25	35	27	21	4	24
Amortization of intangibles	12	12	12	12	13	—	(8)
Lease financing equipment depreciation	4	4	5	6	8	—	(50)
Other noninterest expense	82	82	95	88	74	—	11
Total adjusted noninterest expense	$1,111	$1,098	$1,122	$1,075	$1,050	1%	6%

Reported total noninterest expense for the 2024 second quarter increased $67 million, or 6%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $61 million, or 6%, primarily driven by higher personnel costs of $50 million, or 8%, primarily due to higher salary, incentive compensation, and benefit expense, and an increase in outside data processing and other services of $17 million, or 11%, reflecting higher technology and data expense.
Reported total noninterest expense decreased $20 million, or 2%, from the 2024 first quarter. Excluding the impact from Notable Items, noninterest expense increased $13 million, or 1%, primarily driven by higher personnel costs of $31 million, or 5%, due primarily to higher revenue-driven compensation and higher salary expense, inclusive of merit. Partially offsetting this increase, equipment expense was lower by $8 million, or 11%, and net occupancy expense was $6 million, or 11%, lower.
Huntington recognized expenses attributable to the FDIC deposit insurance fund special assessment of $6 million in the 2024 second quarter, $32 million in the 2024 first quarter, and $214 million in the 2023 fourth quarter related to 2023 FDIC closures. These expenses are included within Notable Items for each respective quarter.
Credit Quality
Table 10 – Credit Quality Metrics

	2024		2023
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$733	$716	$667	$592	$510
Total other real estate, net	10	10	10	14	18
Other NPAs (1)	37	12	34	28	29
Total nonperforming assets	780	738	711	634	557
Accruing loans and leases past due 90+ days	175	183	189	163	169
NPAs + accruing loans & leases past due 90+ days	$955	$921	$900	$797	$726
NAL ratio (2)	0.59%	0.58%	0.55%	0.49%	0.42%
NPA ratio (3)	0.63	0.60	0.58	0.52	0.46
(NPAs+90 days)/(Loans+OREO)	0.77	0.75	0.74	0.66	0.60
Provision for credit losses	$100	$107	$126	$99	$92
Net charge-offs	90	92	94	73	49
Net charge-offs / Average total loans and leases	0.29%	0.30%	0.31%	0.24%	0.16%
Allowance for loans and lease losses (ALLL)	$2,304	$2,280	$2,255	$2,208	$2,177
Allowance for unfunded lending commitments	119	135	145	160	165
Allowance for credit losses (ACL)	$2,423	$2,415	$2,400	$2,368	$2,342
ALLL as a % of:
Total loans and leases	1.85%	1.86%	1.85%	1.83%	1.80%
NALs	314	318	338	373	427
NPAs	296	309	317	348	391
ACL as a % of:
Total loans and leases	1.95%	1.97%	1.97%	1.96%	1.93%
NALs	331	337	360	400	459
NPAs	311	327	337	373	420
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Nonperforming assets (NPAs) were $780 million, or 0.63%, of total loans and leases, OREO and other NPAs, compared to $557 million, or 0.46%, a year-ago. Nonaccrual loans and leases (NALs) were $733 million, or 0.59% of total loans and leases, compared to $510 million, or 0.42% of total loans and leases, a year-ago. The increase in NPAs was driven by increases in commercial real estate and commercial and industrial NALs. On a linked quarter basis, NPAs increased $42 million, or 6%, and NALs increased $17 million, or 2%. The increase in NPAs was primarily driven by increase in commercial real estate NALs.
The provision for credit losses increased $8 million year-over-year and decreased $7 million quarter-over-quarter to $100 million in the 2024 second quarter. Net charge-offs (NCOs) increased $41 million year-over-year and decreased $2 million quarter-over-quarter to $90 million. NCOs represented an annualized 0.29% of average loans and leases in the current quarter, up from 0.16% in the year-ago quarter and down from 0.30% in the prior quarter. The increase in NCOs year-over-year reflects the continued normalization of net charge-offs. Commercial and consumer net charge-offs were 0.33% and 0.24%, respectively, for the 2024 second quarter.
The allowance for loan and lease losses (ALLL) increased $127 million from the year-ago quarter to $2.3 billion, or 1.85% of total loans and leases. The allowance for credit losses (ACL) increased by $81 million from the year-ago quarter to $2.4 billion, or 1.95% of total loans and leases. The ACL increase is driven by loan and lease growth and a modest overall coverage ratio build that is reflective of the current macroeconomic environment. On a linked quarter basis, the ACL increased $8 million, driven by loan growth. The ACL coverage ratio was 1.95%, 2 basis points lower than the prior quarter, reflective of the current macroeconomic environment.
Capital
Table 11 – Capital Ratios

	2024		2023
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	6.0%	6.0%	6.1%	5.7%	5.8%
Common equity tier 1 risk-based capital ratio (1)	10.4	10.2	10.2	10.1	9.8
Regulatory Tier 1 risk-based capital ratio (1)	12.1	12.0	12.0	11.9	11.6
Regulatory Total risk-based capital ratio (1)	14.3	14.1	14.2	14.1	13.8
Total risk-weighted assets (1)	$139.4	$139.6	$138.7	$140.7	$141.4
(1)June 30, 2024 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s 2020 election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. As of June 30, 2024 and March 31, 2024, 75% of the cumulative CECL deferral has been phased in. As of December 31, 2023, September 30, 2023, and June 30, 2023, 50% of the cumulative CECL deferral has been phased in.
See Page 16 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 6.0% at both June 30, 2024 and March 31, 2024, as an increase in tangible common equity from current period earnings, net of dividends, was offset by an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio increased to 10.4%, compared to the prior quarter of 10.2%, due primarily to current period earnings, net of dividends. In addition, risk-weighted assets were modestly lower during the quarter, driven by the CLN transaction, partially offset by loan growth.

Income Taxes
The provision for income taxes was $106 million in the 2024 second quarter compared to $86 million in the 2024 first quarter. The effective tax rates for the 2024 second quarter and 2024 first quarter were 18.2% and 16.8%, respectively. The variance to the linked quarter effective tax rate relates primarily to higher pre-tax income and the impact of discrete tax benefits recognized in the prior quarter.
At June 30, 2024, we had a net federal deferred tax asset of $693 million and a net state deferred tax asset of $114 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 19, 2024, at 8:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13747594. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through July 26, 2024 at (877) 660-6853 or (201) 612-7415; conference ID #13747594.
Please see the 2024 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.
About Huntington
Huntington Bancshares Incorporated is a $196 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates approximately 970 branches in 11 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution regarding Forward-Looking Statements
The information contained or incorporated by reference in this Press Release on Form 8-K contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages, instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as FDIC special assessments, long-term debt requirements and heightened capital requirements, and potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve; volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which are on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.